SHARE PURCHASE AGREEMENT


         This Agreement is made as of the 6th day of October, 1996 between Pioneer Funds Distributor, Inc., a Delaware corporation ("PFD"), and Pioneer World Equity Fund, a Delaware business trust (the "Fund").

         WHEREAS, the Fund wishes to sell to PFD, and PFD wishes to purchase from the Fund, $300,000 of shares of beneficial interest of the Fund (20,000 shares) at a purchase price of $15 per share (collectively, the "Shares"); and

         WHEREAS, PFD is purchasing the Shares for the purpose of providing the initial capitalization of the Fund as required by the Investment Company Act of 1940;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Simultaneously with the execution of this Agreement, delivering to the Fund a check in the amount of $100,000 in full payment for the Shares.

         2. PFD agrees that it is purchasing the Shares for investment and has no present intention of redeeming or reselling the Shares.


         Executed as of the date first set forth above.

                                            PIONEER FUNDS DISTRIBUTOR, INC.



                                            /s/Robert Butler
                                            ----------------
                                            Robert Butler
                                            President


                                            PIONEER WORLD EQUITY FUND



                                            /s/Joseph P. Barri
                                            ------------------
                                            Joseph P. Barri
                                            Secretary